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                                                                  Exhibit (4)(i)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             [213 WASHINGTON STREET
                            NEWARK, NEW JERSEY 07102]

                                   BENEFICIARY
                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is made a part of your Annuity. If the terms of this Endorsement conflict with the Annuity (including any schedules, endorsements, riders or amendments that are made a part of your Annuity), the provisions of this Endorsement shall control. Except to the extent modified by this Endorsement, the provisions of your Annuity remain in effect. Capitalized terms used in this Endorsement that are not otherwise defined in this Endorsement are defined in your Annuity.

You are establishing with Pruco Life Insurance Company of New Jersey ("Issuer") a beneficiary individual retirement annuity ("Beneficiary IRA") within the meaning of Section 408(d)(3)(C) of the Internal Revenue Code of 1986, as amended (the "Code") provided, however, that if you are a Spouse beneficiary, this Beneficiary IRA shall be established under Section 408(b) of the Code, subject to the limitations specified herein.

This Endorsement contains numerous references to various Code sections, Income Tax Regulations and Internal Revenue Service ("IRS") rulings and notices. Such references are subject to change and this Endorsement will follow the most current guidelines. Capitalized terms are as defined in the Annuity or this Endorsement. Any reference to specific limits, definitions, or tables under the Code or Income Tax Regulations shall include any applicable successor or replacement limit, definition, or table.

We may amend your Annuity or this Endorsement to comply with applicable tax requirements. Your consent to any such changes will be sought only if required by the state in which the Annuity was issued. Should you not consent to such changes, you may not continue the Annuity as a Beneficiary IRA. This Endorsement supersedes any previous individual retirement annuity Endorsement that may have been provided with your Annuity, including another Beneficiary IRA Endorsement. Your Annuity and this Endorsement do not constitute a plan document.

Should you exercise the Right to Cancel provision of your Annuity within seven
(7) days after you receive your Annuity, you will receive a refund. The refund will be equal to the greater of: (1) a full refund of the Purchase Payment and
(2) the current Account Value of the Annuity. After seven (7) days, the terms of your right to cancel will revert back to the terms of the Right to Cancel provision of your Annuity. Please refer to the Right to Cancel provision of your Annuity for additional information.

RIGHTS AND DESIGNATIONS

The following designations are subject to our rules and to various regulatory or statutory requirements depending on the use of the Annuity. Certain designations are required, as indicated below.

BENEFICIAL OWNER: A beneficiary of benefits under an Eligible Retirement Plan upon the death of the plan participant. In this Endorsement, the Beneficial Owner is also referred to as "you" or "your." The Beneficial Owner is the individual, trust or estate whose name follows the phrase "for the benefit of
(FBO)" next to the Owner/Participant designation in the Annuity Schedule. We reserve the right to restrict the types of trusts and estates that we accept, based on our rules. We will accept only one Beneficial Owner under this Annuity.

You may exercise the rights, options and privileges granted in this Endorsement, or permitted by us, once this Endorsement is issued. This Endorsement and the Annuity to which it is attached are maintained for the exclusive benefit of you and any Successor. You may not sell, assign, discount or pledge this Annuity for a loan, as security for performance of an obligation or for any other purpose to any person. The

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requirements of this section shall not be deemed to preclude a transfer to a
Spouse or former Spouse under a divorce or separation instrument to the extent permitted under applicable law.

DECEDENT: The individual who dies with benefits under an Eligible Retirement Plan with respect to which you are entitled to Death Benefit proceeds. The Decedent is the person whose name precedes the phrase "for the benefit of (FBO)" next to the Owner/Participant designation in the Annuity Schedule.

ELIGIBLE RETIREMENT PLAN: A retirement plan as defined in Section 402(c)(8)(B) of the Code.

KEY LIFE: The Key Life is the person whose life expectancy is used to determine payments under this Endorsement. The Key Life may not be changed. You may not name a contingent Key Life.

If the Beneficial Owner is an individual, the Key Life must be the Beneficial Owner (unless the death proceeds establishing this Annuity are transferred from another Eligible Retirement Plan that is already distributing death proceeds based on the life expectancy, in which case the Key Life must be the same individual on whose life Required Distributions were based under the prior Eligible Retirement Plan). If the Beneficial Owner is a trust other than a grantor trust, the Key Life must be the oldest beneficiary designated under the trust agreement. If the Beneficial Owner is a grantor trust, the grantor must be the Key Life. If the Beneficial Owner is an estate, the Key Life must be the Decedent and Required Distributions will be based on the Decedent's age at the time of death.

SUCCESSOR: You may name one or more a primary Successor(s) and contingent Successor(s). Unless you indicated that a prior choice was irrevocable, you may request to change Successor designations by sending a request in Good Order. Such changes will be subject to our acceptance. If you make such a designation, upon Due Proof of Death of the Beneficial Owner (or Key Life, if the Beneficial Owner is a trust), proceeds are payable in equal shares to the survivors in the primary Successor class, unless you request otherwise in Good Order.

Unless otherwise required by law, if the primary Successor(s) predeceases the Beneficial Owner (or Key Life if the Beneficial Owner is a trust), the Death Benefit proceeds will become payable to the survivors in the contingent Successor class in equal shares, unless you request otherwise in Good Order.

If the Successor(s) dies after the death of the Beneficial Owner, the Death Benefit proceeds will be payable to the Beneficiary's(ies') estate(s) upon our receipt of Due Proof of Death of the Beneficial Owner (or Key Life if the Beneficial Owner is a trust). If no Successor is alive when the Death Benefit proceeds are determined or there is no Successor designation, the proceeds will vest in your estate (or, if the Beneficial Owner is a trust, then the proceeds will vest to the trust).

If an estate is the Beneficial Owner, there is no Death Benefit payable under this Annuity and no Successors may be named.

The term "Successor" may be substituted by the term "Beneficiary" or "Contingent Beneficiary" in certain administrative forms and confirmation statements.

Upon our receipt in Good Order of Due Proof of Death of the Beneficial Owner (or Key Life, if the Beneficial Owner is a trust), ownership rights to your Annuity are terminated, and the Successor(s) is entitled to the Death Benefit payable under this Annuity.

A Successor may elect to enter into a beneficiary settlement agreement we may offer; however, any remaining payments must continue to be calculated on the life expectancy of the Key Life. We reserve the right to issue one or more additional beneficiary settlement agreements we make available to the Successor(s) in order to facilitate the transfer of ownership rights. If we issue one or more beneficiary settlement agreements to the Successor(s), the Death Benefit, as described below in the section entitled "Required Distributions", will be transferred to each new beneficiary settlement agreement in proportion to the Successor's ownership interest. Alternatively, the Death Benefit may be paid in a lump sum.

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If any Successor dies with the Beneficial Owner (or Key Life, if the Beneficial
Owner is a trust) in a common disaster, it must be proved to our satisfaction that the Beneficial Owner (or Key Life, if the Beneficial Owner is a trust)died first. Unless information provided indicates otherwise, the Annuity is treated as though the Successor died first.

CODE AND OTHER RESTRICTIONS

1. BENEFICIAL OWNER REQUIREMENTS. You are only eligible to establish a Beneficiary IRA hereunder if each of the following requirements is satisfied:

     a. You are the sole beneficiary of the Decedent or you are one of multiple beneficiaries of the Decedent and separate accounts have been timely established in accordance with Section 1.401(a)(9)-8 Q&As 2 and 3 of the Income Tax Regulations for purposes of calculating required minimum Required Distributions under Section 401(a)(9) of the Code on the basis of each separate account and each beneficiary thereof;

     b. The Decedent's death occurred prior to the Decedent's annuitization under the Eligible Retirement Plan or prior to the Decedent otherwise commencing payment under the Eligible Retirement Plan in the form of an annuity;

     c. You have not annuitized your death benefit under the Eligible Retirement Plan or otherwise commenced payment of the death benefits under the Eligible Retirement Plan in the form of an annuity; and

     d. If the Decedent's death occurs before the Decedent's "required beginning date" as such term is defined in Section 401(a)(9)(C) of the Code and corresponding Income Tax Regulations, you have either timely elected to receive payments over your life expectancy (or the life expectancy of the oldest trust beneficiary, in the case of a trust Beneficial Owner described below in "Transfers from Employer Retirement Plans") or some shorter period in accordance with Section 401(a)(9)(B)(iii) or (v) of the Code, as applicable, and corresponding Income Tax Regulations or you are establishing this Beneficiary IRA before the dates specified therein.

2. PROHIBITION OF LOANS. Loans are not available. Any loan provision of your Annuity of which this Endorsement is made a part is hereby deleted.

3.   FIXED PREMIUMS. This Beneficiary IRA does not require fixed premiums.

4. ANNUITIZATION. Because you have established this Annuity as a Beneficiary IRA, you are not permitted to annuitize as described in your Annuity. Therefore, pursuant to this Endorsement, all references to and provisions related to annuitization in your Annuity are hereby deleted.

TRANSFERS TO YOUR BENEFICIARY IRA

1. GENERAL RULE. This Beneficiary IRA shall be funded solely with amounts attributable to a Decedent's benefit under an Eligible Retirement Plan to which you are entitled. The Allocation Rules provision of the Annuity to which this Endorsement attaches are applicable to you as the Beneficial Owner of this Beneficiary IRA.

2. BENEFICIARY IRA TITLE. The Beneficiary IRA shall be titled in the name of the Decedent for the benefit of you or in such other manner permitted under applicable law.

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3.   TRANSFER FROM TRADITIONAL IRA. If you are the beneficiary of an Eligible
     Retirement Plan specified in the Section 402(c)(8)(B) of the Code as a traditional individual retirement account or traditional individual retirement annuity, the Beneficiary IRA may be funded solely by a direct transfer in accordance with applicable law of the Decedent's benefit or the proceeds thereof under the specified Eligible Retirement Plan to which you are entitled as the Decedent's beneficiary thereunder; provided however, that if you are the Decedent's Spouse, you may fund the Beneficiary IRA by means of a rollover contribution in accordance with Section 408(d)(3) of the Code of such benefits or proceeds.

4. TRANSFER FROM EMPLOYER RETIREMENT PLAN. If you are the beneficiary under an Eligible Retirement Plan, specified in Section 402(c)(8)(B) of the Code as an employees' trust described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code, as an annuity plan described in
     Section 403(a) of the Code, as an annuity contract described in Section 403(b) of the Code or as an eligible deferred compensation plan described in Section 457(b) of the Code which is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code and you are an individual who is not the Decedent's Spouse, but you are a designated beneficiary as defined in Section 401(a)(9)(E) of the Code and corresponding Income Tax Regulations or you are the trustee of a trust described in Section 1.401(a)(9)-4 Q&A A-5 of the Income Tax Regulations with only individuals as beneficiaries thereof who are designated beneficiaries as defined in
     Section 401(a)(9)(E) of the Code and corresponding Income Tax Regulations, you may fund the Beneficiary IRA solely by a direct transfer of a Decedent's benefit or the proceeds thereof under the specified Eligible Retirement Plan to which you are entitled thereunder in accordance with
     Section 402(c)(11) of the Code. If you are the Decedent's Spouse, you may fund the Beneficiary IRA by means of a rollover contribution to the Beneficiary IRA in accordance with Section 402(c)(9) of the Code of such benefits or proceeds, to the extent permitted under applicable law.

5. SOLE TRANSFERS AND ROLLOVER CONTRIBUTIONS. Only one transfer or rollover contribution as set forth in this "Transfers to Your Beneficiary IRA" section may be made to this Beneficiary IRA. No additional transfers or contributions may be made to this Beneficiary IRA after the initial such transfer or rollover contribution. We are not responsible for determining whether any transfer or contribution made to the Beneficiary IRA is permissible or satisfies all applicable legal requirements. No other type of transfer or contribution is permitted to be made to this Beneficiary IRA, including, without limitation, contributions described in Section 408(b)(2)(B) of the Code. This Beneficiary IRA may not be used by a Decedent's Spouse to establish an individual retirement annuity in his or her own name upon the death of the Decedent.

REQUIRED DISTRIBUTIONS

1. GENERAL RULE FOR REQUIRED DISTRIBUTIONS. Required distributions ("Required Distributions") shall be made to you (or to your Successor after your death) in accordance with the requirements of Code section 408(b)(3), the corresponding Income Tax Regulations (the provisions of which are incorporated herein by reference) and additional IRS guidance, including, with respect to a Beneficiary IRA funded through a direct transfer from an Eligible Retirement Plan specified in Section 402(c)(8)(B)(iii), (iv) or
     (v) of the Code on behalf of a non-Spouse beneficiary thereof, IRS Notice 2007-7, that apply to beneficiaries after the death of the Decedent whose retirement benefits were used to fund the Beneficiary IRA. You (and upon your death, your Successor) are solely responsible for requesting any Required Distribution required under this "Required Distributions" section.

2. NO AGGREGATE REQUIRED DISTRIBUTIONS. Required Distributions must be calculated separately for each Beneficiary IRA of which you are the Beneficial Owner. You may not satisfy Required Distributions for this Beneficiary IRA by taking distributions from any other Beneficiary IRA.

3. REQUIRED DISTRIBUTION PAYMENT OPTIONS. We calculate the Required Distribution amount based solely on the value of your Annuity. The amount we calculate will not be based on any other Eligible Retirement plan that you may have.

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     You may elect a specific payment date and payment frequency we make available which may include annual, semi-annual, quarterly, and monthly payment options. Required Distributions must be made in intervals of no longer than one year. If you do not elect a specific payment date, or if you elect a specified date that is either beyond the date of your first or next Required Distribution, we will process payments in compliance with applicable law. Unless you provide us with alternate instructions, each Required Distribution will be taken pro-rata from the allocation options you select. Your selection may be subject to any investment and/or withdrawal limitations applicable to any benefit or program in which you participate under the Annuity. If the amount of the Required Distribution reduces your Account Value below the Minimum Surrender Value After a Partial Withdrawal, we may treat the distribution as a full surrender of the Annuity,

4. IMPACT OF CONTINGENT DEFERRED SALES CHARGE. No Contingent Deferred Sales Charge is assessed against amounts withdrawn as part of a program designed to distribute Required Distributions over your life expectancy (or, other applicable measuring life), but only to the extent of the Required Distribution at the time it is taken and provided we have calculated the Required Distribution amount. The Contingent Deferred Sales Charge may apply to additional amounts withdrawn. Any amounts withdrawn are considered to come first from the amounts available as a free withdrawal and then from other Surrender Value.

5. REQUIRED DISTRIBUTIONS - DECEDENT'S DEATH ON OR AFTER THE REQUIRED BEGINNING DATE. If the Decedent's death occurred on or after the Decedent's "required beginning date" as such term is defined in Section 401(a)(9)(C) of the Code and corresponding Income Tax Regulations, the remaining portion of the Decedent's interest will be distributed at least as rapidly as follows:

     a. Non-Spouse Beneficiary. If you are not the Decedent's surviving Spouse (or, you are the Decedent's Spouse, but not the sole beneficiary of the Decedent's Eligible Retirement Plan benefit), the remaining interest will be distributed over the Key Life's remaining life expectancy with such life expectancy determined using the Key Life's age as of the Key Life's birthday in the calendar year following the calendar year of the Decedent's death, or over a period described in
          Section 5(c) below, if longer.

     b. Spouse Beneficiary. If you are the surviving Spouse of the Decedent and the sole beneficiary of the Decedent's Eligible Retirement Plan benefit, the remaining interest will be distributed over your life expectancy or over the period described in Section 5(c) below, if longer. Any interest remaining after your death will be distributed over your remaining life expectancy determined using your age as of your birthday in the calendar year of your death, or if the Required Distributions are being made over the period described in Section 5(c) below, over such period.

     c. No Designated Beneficiary. If there is no designated beneficiary within the meaning of Section 401(a)(9)(E) of the Code and corresponding Income Tax Regulations, or if applicable by operation of
          Section 5(a) or 5(b) above, the remaining interest will be distributed over the Decedent's remaining life expectancy determined using the Decedent's age as of the Decedent's birthday in the calendar year of the Decedent's death.

     d. Required Distribution Calculation. The amount to be distributed each year under Section 5(a), (b), or (c) beginning with the calendar year following the calendar of the Decedent's death, is the quotient obtained by dividing the value of the Beneficiary IRA as of the end of the preceding year by the remaining life expectancy specified in such Section. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

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     e.   Remaining Life Expectancy. If distributions are being made to you as the surviving Spouse of the Decedent and as the sole beneficiary of the Decedent's Eligible Retirement Plan benefit, your remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to your age in the applicable year. In all other cases, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Key Life's age in the calendar year specified in Section 5(a), (b) or (c) and reduced by 1 for each subsequent year. In most cases, distributions under any option chosen can be taken more rapidly than is required under the Code.

     f. Interest Defined. The "interest" in the Annuity includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, except for acceleration, the "interest" in the Annuity includes the actuarial value of any other benefits provided under the Annuity, such as guaranteed Death Benefits, unless otherwise provided by applicable federal tax law.

6. REQUIRED DISTRIBUTIONS - DECEDENT'S DEATH BEFORE THE REQUIRED BEGINNING DATE. If the Decedent's death occurred before the Decedent's "required beginning date" as such term is defined in Section 401(a)(9)(C) of the Code and corresponding Income Tax Regulations, the entire interest in the Beneficiary IRA may be distributed more rapidly but will be distributed at least as rapidly as follows:

     a. Non-Spouse Beneficiary - If you are not the Decedent's surviving Spouse (or, you are the Decedent's Spouse, but not the sole beneficiary of the Decedent's Eligible Retirement Plan benefit), the entire interest will be distributed to you starting by the end of the calendar year following the calendar year of the Decedent's death, over the applicable life expectancy, determined using the Key Life's age as of the Key Life's birthday in the calendar year following the calendar year in which the Decedent died.

     b. Spousal Beneficiary - If you are the surviving Spouse of the Decedent and the sole beneficiary of the Decedent's Eligible Retirement Plan benefit, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Decedent's death (or by the end of the calendar year in which the Decedent would have attained age 70 1/2, if later), over your life. If you die before distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over your Successor Beneficiary's remaining life expectancy determined using such Successor Beneficiary's age as of his or her birthday in the calendar year following your death. If you die after distributions are required to begin to you, any remaining interest will be distributed over your remaining life expectancy determined using your age as of your birthday in the year of death.

     c. Required Distribution Calculation - The amount to be distributed each year under Section 6(a) or (b) is the quotient obtained by dividing the value of the Beneficiary IRA as of the end of the preceding year by the remaining life expectancy specified in such subsection. Life expectancy is determined using the Single Life Table in Q&A-1 of
          Section 1.401(a)(9)-9 of the Income Tax Regulations. If Required Distributions are being made to the surviving Spouse of the Decedent and as the sole beneficiary, such Spouse's remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such Spouse's age in the applicable calendar year. In all other cases, the remaining life expectancy for a year is the number in the Single Life Table corresponding to the Key Life's age in the calendar year specified in Section 6(a) or (b) and reduced by 1 for each subsequent year.

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     d.   When Required Distributions Commence - For purposes of Sections 6(a)
          and (b) above, Required Distributions are considered to commence on the Decedent's "required beginning date" as such term is defined in
          Section 401(a)(9)(C) of the Code and corresponding Income Tax Regulations, or if applicable, on the date Required Distributions are required to begin to you as the Decedent's surviving Spouse under
          Section 6(b) above.

     e. Interest Defined - The "interest" in the Annuity includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, the "interest" in the Annuity includes the actuarial value of any other benefits provided under the Annuity, such as guaranteed Death Benefits, unless otherwise provided by applicable federal tax law.

7. REQUIRED DISTRIBUTIONS TO YOUR SUCCESSOR(S). Except to the extent provided otherwise below with respect to Spouse beneficiaries, any amounts in the Beneficiary IRA remaining as of Due Proof of Death shall be paid to your designated Successor(s) under the same payment option in effect at the time of your death or, if elected by your Successor , in a lump sum; provided, however, if the Decedent's death occurred prior to the Decedent's "required beginning date" as such term is defined in Section 401(a)(9)(C) of the Code and corresponding Income Tax Regulations, your death occurs prior to December 31 of the calendar year after the calendar year in which the Decedent's death occurred and you had not elected to receive payments under a life expectancy payment option, any amounts remaining in the Beneficiary IRA upon Due Proof of Death shall be paid by the end of the calendar year containing the fifth anniversary of the deceased individual's death under the lump sum distribution option described above.

     If you are a Spouse beneficiary and the sole beneficiary of the Decedent's Eligible Retirement Plan and die before Required Distributions are required to begin to be paid to you, the remaining interest will be distributed to your Successor(s) starting by the end of the calendar year following the calendar year of your death, over your Successor's remaining life expectancy using such Successor's age as of his or her birthday in the calendar year following your death, or, if elected by the Successor , will be distributed in accordance with Section 5(c) above. If you are a Spouse beneficiary and the sole beneficiary of the Decedent's Eligible Retirement Plan and you die after Required Distributions are required to begin, any remaining interest will be distributed over your remaining life expectancy determined using your age as of your birthday in the year of your death.

     If a Successor elects to continue payments, a new settlement agreement will be provided to the Successor and this Beneficiary IRA will end. If there is more than one Successor who elects to continue payments, the payments will be transferred to each new settlement agreement in proportion to the Successor's ownership interest.

8. RELEASE OF OBLIGATIONS. Payment of any benefits to you (or upon your death, your Successor(s)) will release us from all obligations under the Beneficiary IRA to the extent of the payment. When we make a payment to a trust beneficiary, we will have no obligation to ensure that the payment is applied according to the terms of the trust document.

9. SURRENDER. Surrender of this Annuity is permitted. You must send your surrender request in Good Order to our Service Office. The amount payable is the then current Surrender Value.

10. SPOUSAL CONTINUATION. Pursuant to this Endorsement, any Spousal Continuation provision of your Annuity is hereby deleted.

MISCELLANEOUS

1. OWNER INFORMATION. The Owner agrees to provide the Issuer with all information necessary to prepare any reports required by law, including but not limited to, federal and state tax reporting and withholding laws.

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2.   ANNUAL REPORTS. We shall furnish annual calendar year reports concerning the status of the Beneficiary IRA and such information concerning Required Distributions as is prescribed by the Commissioner of Internal Revenue.

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY


                              /s/ Thomas C. Castano
                     ---------------------------------------
                                    Secretary

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